Exhibit 10.14(x)

December 23, 2008

Tracey S. Chernay
2066 Fountain City Street
Hendersonville, NV 89052

Re: Amendment to Severance Agreement

Dear Ms. Chernay:

Reference is made to the Severance Agreement by and between you and TransAct Technologies, Incorporated (the "Company") dated July 29, 2005 (the "Agreement").  In order that the Agreement comply in form with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the following changes to the Agreement are hereby proposed:

Deleting clause (D) in Subsection 1(d) and replacing it with the following text:

"(D) Any other action or inaction that constitutes a material breach of the Agreement by the Company, including without limitation Section 11.   It is further understood that a resignation shall qualify as a "terminating event" only if:  (i) the Executive gives the Company notice, within ninety (90) days of its first existence or occurrence (without the consent of the Executive) of any or any combination of the events described in this Section 1(e)(ii); (ii) the Company fails to cure the eligibility condition(s) within thirty (30) days of receiving such notice; and (iii) the Executive separates from service not later than 30 days following the end of such thirty-day period."

Adding a new Subsection 1(e) immediately following Subsection 1(d), to read as follows:

"(e)  "Separation from Service" for purposes of the Agreement shall mean a "separation from service" (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations."

Adding the following sentence at the end of Subsection 2(b):

"; provided, that this sentence shall not apply to any portion of the amounts payable under Section 2(b)(i)-(ii) that constitutes or includes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")."

Adding the following text at the end of Subsection 2(c):

"Any such release must be executed in a form prescribed by or acceptable to the Company and delivered to the Company not later than sixty (60) days following the Executive's separation from service.  If the Executive's properly executed release is timely delivered to the Company and the Executive does not revoke the release within seven (7) days thereafter or within such shorter period as the Company may prescribe, the severance benefits payable hereunder shall commence upon the expiration of such seven-day or shorter period; provided, that the first such payment shall include any amounts that would have been paid earlier but for the provisions of this subsection (c)."

Adding a new Section 11 immediately following Section 10, to read as follows:

"11 Executive Incentive Compensation Plan.  During the twelve (12) month period subsequent to any Change in Control, neither the Company, nor, if applicable, any successor to the Company, will eliminate the Executive's participation in the Company's Executive Incentive Compensation Plan or reduce the Executive's target bonus amount under that plan."

Adding a new Section 12 immediately following new Section 11, to read as follows:

"12           Section 409A.

(a) In General.  To the extent any portion of the payments to be made under the Agreement constitute deferred compensation subject to Section 409A of the Code, such payments shall be made in accordance with the payment schedule provided in Section 2 of the Agreement, but not earlier than the 67th day following the date of the Involuntary Termination.

(b) Specified Employee.  Notwithstanding any other provision of the Agreement, if, at the time of separation from service, the Executive is a specified employee as hereinafter defined, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months and one (1) day, without interest.  For purposes of the preceding sentence, the term "specified employee" means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining "specified employee" status.  Any such written election shall be deemed part of the Agreement."

If the foregoing proposed changes to the Agreement are acceptable to you, please so indicate in the space indicated below, whereupon the Agreement shall be so amended effective as of January 1, 2008.

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ Steven A. DeMartino
Date:	12/29/2008

Agreed:
/s/ Tracey S. Chernay
Tracey S. Chernay